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EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES


                                                                           FOR THE PERIOD
                                                           FOR THE YEAR     FROM MARCH 2
                                                              ENDED           THROUGH
                                                           DECEMBER 31,     DECEMBER 31,
                                                               2000             1999
                                                           ------------    --------------
                                                                (Dollars in millions)
Net earnings available for fixed charges:

    Net income before extraordinary charge and
        cumulative effect of accounting change             $      115.4    $        (72.7)
    Add: Income taxes                                              40.4             (46.5)
             Equity income from joint venture                      (2.0)               --
             Fixed charges                                         76.5              65.1
                                                           ------------    --------------
Adjusted earnings                                          $      230.3    $        (54.1)
                                                           ============    ==============


Fixed charges                                              $       76.5    $         65.1
                                                           ============    ==============


RATIO OF EARNINGS TO FIXED CHARGES (a)                              3.0               (.8)
                                                           ============    ==============


(a) The ratio of earnings to fixed charges of the Predecessors has not been presented, as the fixed charges were nominal prior to the acquisition since there was no significant indebtedness.